Exhibit 4.3
DESCRIPTION OF SECURITIES
References to “Rambus” and the “Company” herein are, unless the context otherwise indicates, only to Rambus Inc. and not to any of its subsidiaries.
Description of Capital Stock
The following is a summary of the Company’s capital stock and certain provisions of its Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate and the Bylaws.
Capitalization
    Our authorized capital stock consists of 505,000,000 shares of stock, including:
•500,000,000 shares of common stock, par value of $0.001 per share (the “Common Stock”); and
•5,000,000 shares of preferred stock, par value of $0.001 per share (the “Preferred Stock”).
Common Stock
General. The Company is authorized to issue up to 500,000,000 shares of Common Stock.
Dividends. Subject to prior dividend rights of the holders of any shares of Preferred Stock of the Company, holders of shares of Common Stock are entitled to receive ratably dividends when, as and if declared by the Company’s Board of Directors (the “Board”) out of funds legally available for that purpose. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law.
Voting Rights. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. The directors of the Company are elected by a plurality of the voting power of the shares present in person or represented by proxy. On all other matters, except for matters in the section titled “Super Majority Voting Requirement” below, submitted to the stockholders, the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy shall be the act of the shareholders.
Super Majority Voting Requirement. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then issued and outstanding voting securities of the Company, voting together as a single class, shall be required for any stockholder amendment, repeal or modification of the provisions of Article VII or Article X of the Certificate or Sections 2.3 (Special Meeting), 2.11 (Stockholder Action by Written Consent without a Meeting), or 2.15 (Advance Notice of Stockholder Nominees and Stockholder Business) of the Bylaws.
Other Rights. In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation preferences of holders of convertible preferred stock, if any, then outstanding. The shares of Common Stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of Common Stock are not currently entitled to pre-emptive rights or conversion rights or other subscription rights.

Fully Paid. The issued and outstanding shares of Common Stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.
Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is Computershare Investor Services, LLC.
Listing. Our Common Stock is listed on the Nasdaq Global Select Market under the trading symbol “RMBS”.
Preferred Stock
The Board is authorized to issue up to 5,000,000 shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.
Anti-takeover Effects of Our Certificate of Incorporation and Bylaws and Delaware Law
Some provisions of Delaware law, the Certificate and Bylaws could make the following more difficult:
•     acquisition of the Company by means of a tender offer,
•     acquisition of the Company by means of a proxy contest or otherwise, or
•     removal of the Company’s incumbent officers and directors.
These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our Board determines that a takeover is not in our best interests or the best interests of the stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. The Company believes that the benefits of these provisions, including increased protection, give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company and outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Size of Board and Vacancies. The Bylaws provide that the Board will have one or more members, which number will be determined from time to time by resolution of the Board. Our Certificate provides for a classified Board consisting of two classes of directors, each serving a staggered two-year term. The Certificate and Bylaws contain provisions that establish specific procedures for appointing and removing members of the Board. Under the Certificate and the Bylaws, vacancies and newly created directorships on the Board may be filled only by a majority of directors then serving on the Board. Under Delaware law, the Certificate and Bylaws, directors may be removed by stockholders only for cause.
Elimination of Stockholder Action by Written Consent. The Bylaws eliminate the right of the Company’s stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of the Company’s stockholders.
Stockholder Meetings. Under the Bylaws, only the majority of the authorized number of directors on the Board may call special meetings of the Company’s stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals. The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Bylaw Amendments. The Certificate expressly provides that the Bylaws may be amended or repealed by the Board.
Delaware Anti-takeover Law. The Company is governed by Section 203 of the Delaware General Corporation Law (“Section 203”), which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that the stockholder became an interested stockholder, unless:
•before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers or which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.
The restrictions set forth by Section 203 shall not apply if the interested stockholder becomes an interested stockholder inadvertently and as soon as practicable divests itself of ownership of sufficient shares as to cease to be an interested stockholder, and would not in the three years prior to the business combination, as defined below, have been an interested stockholder but for the inadvertent acquisition of ownership.
In general, Section 203 defines an interested stockholder as any entity or person who, with affiliates and associates, owns, or within the three-year period immediately prior to the business combination, beneficially owned 15% or more of the outstanding voting stock of the corporation. Section 203 defines business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation or any majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder;
•any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
No Cumulative Voting. Neither the Certificate nor Bylaws provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of the Company’s undesignated Preferred Stock makes it possible for the Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.